UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway	77077
Houston, Texas
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2008, Cabot Oil & Gas Corporation (the “Company”) entered into a definitive purchase and sale agreement to acquire certain producing oil and gas properties, leasehold acreage and a gathering infrastructure, all located in Panola and Rusk counties, Texas, from private sellers not affiliated with the Company. The properties are located near the Company’s existing Minden field, and most of the producing properties are operated by the sellers. The agreement provides for the acquisition to be effective as of May 1, 2008. The closing of the transaction is expected to occur in August 2008, subject to customary closing conditions.

The purchase price for these assets of $602.8 million was determined in arm’s-length negotiations and is subject to adjustment based on each party’s share of production proceeds received and expenses paid for periods before and after May 1, 2008 and other factors. The purchase price may be further adjusted due to title defects or environmental defects related to the properties if the cost or value reduction attributable to any of these conditions exceeds certain deductible amounts.

The agreement contains customary representations and warranties. Either party may terminate the agreement if the closing has not occurred by November 17, 2008, in the event of a casualty loss in excess of $60.3 million, or if title defects or environmental defects exceed $60.3 million.

Item 7.01 Regulation FD Disclosure.

On June 4, 2008, the Company issued a press release announcing the execution of the definitive agreement to acquire certain assets as described in Item 1.01. The press release is furnished as Exhibit 99.1 to this Current Report.

Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

	99.1	Press release issued by Cabot Oil & Gas Corporation dated June 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: June 9, 2008

EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Cabot Oil & Gas Corporation dated June 4, 2008.

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